SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESS RELEASE

  Contact: Arthur B. Crozier
Innisfree M&A Incorporated
(212) 750-5833

DOLPHIN MAILS DEFINITIVE PROXY MATERIALS TO infoUSA STOCKHOLDERS

Dolphin Seeks Election of Three Independent Nominees to infoUSA’s Board and a Change in Bylaws

STAMFORD, CONNECTICUT, April 24, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C. which together own 2,000,000 shares, or 3.6%, of the outstanding shares of infoUSA Inc. (NASDAQ : IUSA), today announced that they have mailed definitive proxy materials to all infoUSA shareholders. Dolphin is seeking to have three independent, highly qualified nominees elected to infoUSA’s Board of Directors and has proposed an amendment to infoUSA’s bylaws to prohibit for three years the re-nomination or appointment by the Board of a director who has been voted out by shareholders.

As stated in the following letter to infoUSA shareholders, Dolphin believes that infoUSA’s board has failed to serve the interests of all shareholders. Dolphin notes significant, still uncorrected issues at infoUSA, including extensive related party transactions since 1998 between infoUSA and Chairman, CEO and 40% shareholder Mr. Vinod Gupta and his affiliates; Mr. Vinod Gupta’s failed, opportunistic $11.75 per share offer just days after the Company issued an earnings warning knocking over 20% off its share value; the full Board’s termination of the special committee formed to evaluate Mr. Vinod Gupta’s offer and potential alternatives; a shareholder rights plan that exempts Mr. Vinod Gupta and his affiliates; significant option grants to Mr. Vinod Gupta despite his sizeable holdings in the Company; numerous changes in the Board and top management over the past decade; and stagnant profitability. That is why Dolphin has proposed three new, highly qualified and independent directors: Mick Aslin, former president and CEO of Gold Banc Corp, Karl Meyer, retired chairman of Ermis Maritime Holdings Ltd. and Robert A. Trevisani, a Boston-based attorney. These nominees are committed to serving only to benefit all shareholders.

A copy of the letter follows:

Dolphin Limited Partnership I, L.P.
Dolphin Financial partners, llc
ninety-six cummings point road
stamford, ct 06902

April 24, 2006

Dear Fellow infoUSA Shareholder:

Please find enclosed our proxy materials in support of —

•
three highly qualified, independent candidates nominated by Dolphin for election at infoUSA’s Annual Shareholder Meeting scheduled for May 26, 2006. These nominees are seeking election to benefit all shareholders; and

•	a proposal to amend infoUSA’s by-laws to prohibit for three years the re-nomination or appointment by the Board of a director who has been voted down by shareholders.

Dolphin, which owns 2.0 million shares (3.6%), is infoUSA’s fourth largest unaffiliated shareholder.

WE URGE YOU TO READ OUR ACCOMPANYING PROXY STATEMENT. There you will find the details of the matters discussed in this letter. You will also read of our extensive efforts over the past seven months to bring consensual, positive change to the full Board and to correct the significant issues that we have highlighted and that we find very troubling. We think you will find them troubling as well.

PLEASE VOTE YOUR BLUE PROXY CARD TODAY IN FAVOR OF DOLPHIN’S INDEPENDENT NOMINEES AND OUR PROPOSED BY-LAW AMENDMENT.

WE BELIEVE THE FULL BOARD HAS FAILED TO SERVE THE INTERESTS OF ALL SHAREHOLDERS AND NEEDS NEW, INDEPENDENT DIRECTORS

In our view, these significant, still uncorrected issues point to a Chairman, CEO and 40% shareholder who has received improper and undisclosed benefits and special treatment, and to a full Board that has been unable or unwilling to check this conduct:

•
Extensive Related Party Transactions since 1998 between infoUSA and Mr.Vinod Gupta and his affiliates, involving an 80-foot yacht (the American Princess), interests in private jets, a skybox, private residences, real estate and luxury cars.

•
Mr. Vinod Gupta’s failed, opportunistic $11.75 per share offer, made just five days after an earnings warning which knocked over 20% off the share value and three months after he publicly stated that your shares were worth in excess of $18 per share.

•
The full Board’s termination of the Special Committee formed to evaluate Mr. Vinod Gupta’s offer and potential alternatives. The Committee was terminated after telling Mr. Vinod Gupta that it would have to contact other potential acquirers (a “market check”) and publicly announcing that it would be in your “best interest” for its work to continue. Mr. Vinod Gupta, and other directors whom we believe had conflicts, voted to terminate the special committee, while three committee members voted to preserve it.

•
A Shareholder Rights Plan, which effectively prevents any shareholder— other than Mr. Vinod Gupta and his affiliates—from acquiring more than 15% of the shares. The exemption for Mr. Vinod Gupta has enabled him to expand his sizeable holdings through market purchases and the receipt and exercise of significant option grants.

•
Mr. Vinod Gupta’s receipt since 1998 of option grants to acquire 3.2 million additional shares (6% of the Company), including options on 500,000 shares awarded just last year, despite his already substantial holdings. These grants and their exercise dilute your interests and make it more difficult for unaffiliated shareholders to gain representation on the Board.

   Just prior to the record date for this meeting, Mr. Vinod Gupta exercised 1.2 million of these options.
•
Numerous changes in the Board and top management over the past decade. By our count, during this time the Board has seen 15 directors come and go. During the same period, we also count 15 senior officers who have either resigned or have been reassigned.

•
Stagnant profitability since 2001 that, together with these troubling issues, in our view, has caused your shares to continue to trade at a material discount to its publicly traded peers, as described at pages 19 and 29 of our proxy statement. On April 21, 2006, while touting a revenue increase, the Company reported reduced quarterly earnings compared to 2005 as well as missed analyst estimates.

THE FULL BOARD AND MR. VINOD GUPTA DO NOT DESERVE YOUR TRUST

Rather than address the issues that Dolphin has raised, on April 17, 2006, the full Board sent you a letter signed by Mr. Vinod Gupta claiming its dedication to shareholders and attacking Dolphin and its independent nominees. Let us compare the letter with the facts. Then, you be the judge of whether Mr. Vinod Gupta and his fellow Company nominees deserve your trust.

Mr. Vinod Gupta is telling you:

“Mr. Gupta owns more than 40% of the company’s outstanding shares, and other members of the senior management team and the Board also have considerable holdings. Clearly, the interests of management are aligned with those of all stockholders.”

How can this be? In March 2005, Mr. Vinod Gupta publicly stated that your shares were worth in excess of $18 per share and only three months later he offered you $11.75 share! After the Special Committee publicly stated that “in light of…potential strategic alternatives…that it is in the best interests of the Company’s stockholders to continue to explore potential strategic alternatives,” it was shut down in a non-unanimous vote of the full Board. Mr. Vinod Gupta and Company nominee Dr. George Haddix were among those voting to disband the Committee. Company nominee Dr. Vasant Raval abstained.

Mr. Vinod Gupta is telling you:

“Your Board and management is [sic] dedicated to sound corporate governance…”

Really? What about the $16 million of reimbursements and payments for related party transactions between the Company and Mr. Vinod Gupta and his affiliates since 1998? What about the Company’s expending millions of dollars to acquire from affiliates of Mr. Vinod Gupta interests in private jets, an 80-foot yacht, real property, a skybox and luxury cars? What about benefits received by Mr. Vinod Gupta in 2004 alone that Dr. Vasant Raval himself said should not have been borne by the Company? (See our website referred to below.) What about the Company shareholder rights plan that exempts only Mr. Gupta and his affiliates? Why did the Corporate Library, a highly regarded corporate governance ratings company, recently downgrade the Company’s “Board Effectiveness” rating to a “D” and rate its “Board Risk Assessment” as “High”?

Mr. Vinod Gupta is telling you:

that Dolphin advocates “a forced sale conducted without regard to market timing.”

This is simply, categorically false. In fact, the only one who has advocated a sale of the Company timed just after a market drop caused by the Company’s earnings warning is Mr. Vinod Gupta. The sale he advocated was to himself.

Mr. Vinod Gupta is telling you:

that Dolphin is attempting “to elect three of its own hand-picked nominees . . . only to advance its own misguided and self-serving agenda.”

This is simply, categorically false. Dolphin has nominated: Mick Aslin, former President, CEO and a director of Gold Banc Corp., Karl Meyer, retired chairman of Ermis Maritime Holdings Ltd. and Robert A. Trevisani, a Boston-based attorney. We consider these highly qualified nominees to be independent as they have no ties to Dolphin or the Company or the Company’s management. They are only serving to benefit all shareholders. Compare the detailed information about the accomplishments of these nominees and their platform with the backgrounds and relationships among certain current and former Board members referred to in our proxy materials.

Mr. Vinod Gupta is telling you:

“your infoUSA Board is firmly committed to enhancing value for ALL stockholders.”

The question is whether shareholders will realize that value or will shareholders be confronted again with an opportunistic bid from Mr. Vinod Gupta dramatically below the value placed on the Company by Mr. Vinod Gupta himself.

Mr. Vinod Gupta is telling you about revenue and share price gains.

What he does not tell you is that—

•	in recent years, revenue gains have come largely through acquisitions, not organic growth;
•	despite the revenue gains from acquisitions, profitability (EBITDA) is only now returning to its 2001 level;
•	the Company’s share price still lags materially behind its publicly traded peers in terms of multiples of profitability; and
•	our Company is a distant sixth compared to its publicly traded peers in terms of revenue, profitability (EBITDA) and market capitalization, as described in our proxy materials.

IN OUR VIEW MR. VINOD GUPTA’S INTEREST IS NOT “ALIGNED” WITH YOURS. WE ARE NOT ALONE IN OUR VIEWS

After Mr. Vinod Gupta’s failed deal and the termination of the Special Committee, infoUSA’s third largest institutional shareholder, with 2.7 million shares (5% of the shares), stated, “…it doesn’t smell right…” infoUSA’s second largest institutional shareholder, with 3.3 million shares (6% of the shares), has filed a lawsuit in Delaware to restart the Special Committee and its work of seeking strategic alternatives.

WE DON’T BELIEVE infoUSA’S INCUMBENT DIRECTORS—MR. VINOD GUPTA, DR. VASANT RAVAL AND DR. GEORGE HADDIX—HAVE EARNED YOUR SUPPORT. SHAREHOLDERS NEED POSITIVE CHANGE!!

Please vote your shares today in favor of Dolphin’s independent nominees and the important by-law amendment, by signing, dating and returning the enclosed BLUE proxy card. If you hold your shares through your bank or broker, follow their instructions to vote for the Dolphin nominees and the by-law amendment.

Because of Mr. Vinod Gupta’s sizeable holdings, your vote is especially important, no matter how many or how few shares you may own. Even if you have already voted for the Company’s slate, you have every right to change your mind and cast a new vote for the election of Dolphin’s independent nominees committed to representing the interests of all shareholders.

We encourage you to visit our website www.iusaccountability.com, on which we will be posting documents and other information that underscore our views, including the findings of Dr. Raval referred to above. These materials, when posted, will also be filed with the Securities and Exchange Commission and will be available at the SEC’s website www.sec.gov.

If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1-888-750-5834.

Thank you for your support.

Very truly yours,
/s/ Donald T. Netter
Donald T. Netter
Senior Managing Director

  IMPORTANT NOTE:

If you hold your shares in a bank or brokerage firm, you may be able to vote by telephone or Internet.
Please review the enclosed voting form to determine if these voting options are available to you.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor:
INNISFREE M&A INCORPORATED
TOLL-FREE at 1-888-750-5834

The following is a list of the names and stockholdings, if any, of persons who may be deemed to be “participants” in the solicitation of Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C with respect to the shares of the Company:  Dolphin owns beneficially and of record 1,000 shares of common stock and beneficially but not of record an aggregate of 1,999,000 shares of common stock of the Company’s outstanding stock.  Donald Netter, as Senior Managing Director of Dolphin Limited Partnership I, Brett Buckley, as Managing Director of Dolphin Limited Partnership I, and Justin Orlando, as Managing Director of Dolphin Limited Partnership I, may also be deemed to be participants but do not individually own any common stock of the Company.  Malcolm “Mick” A. Aslin, Karl L. Meyer and Robert A. Trevisani, as nominees for election as directors of infoUSA Inc., may also be deemed to be participants but do not individually own any common stock of the Company.

Dolphin will be disseminating a proxy statement with respect to its solicitation in support of its nomination of directors at the Company’s 2006 annual meeting.  Shareholders should read this proxy statement when it becomes available because it will contain important information.  Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission’s web site at http://www.sec.gov without charge when these documents become available.  Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone (212) 750-5833.